AMENDED  AND  RESTATED  SHAREHOLDER  SERVICES  PLAN

This   Shareholder   Services  Plan   (the   “Plan”)   dated   November   14,   2005,   constitutes   the   shareholder services  plan  of  the  shares  of  each  series  of  the  American  Independence  Funds  Trust  (the  “Trust”)  listed on Exhibit  A  (or  specific classes of a Fund as  indicated  on Exhibit  A).

WHEREAS,  the  Trust,  a  corporation  organized  under  the  laws  of  Delaware,  engages  in  business as  an   open-end   management   investment   company  and  is   registered  as  such  under  the   Investment Company Act  of  1940, as amended (the  “Act”);

WHEREAS,  shares  of  the  Trust  are  divided  into  separate  series  (each  a  “Fund”  and  collectively the “Funds”)  set  forth  in Appendix A hereto, as may  be amended from  time to time;

WHEREAS,  the Trust  has pursuant  to a Multi  Class Expense  Allocation  Plan established  five classes  of  shares,  three  such classes  under  this Plan are Class A, Class  C  and Class R;  and

WHEREAS,  the  Trust  has  adopted  a  related  form of  Shareholder  Servicing  Agreement  with respect  to  each  class  of  shares  (the  “Shares”)  of  the  Funds  for  certain  service  organizations  that  wish  to act as  agent  of  their  customers  (the “Agent”)  (respectively, the  “Plan” and the “Agreement”).

NOW, THEREFORE, the  Trust  hereby  adopts  this Plan on the  following  terms and conditions:

Section  1. Annual  Fees.  Each  Fund  is  authorized to pay financial  institutions,  including  American Independence  Financial  Services,  LLC and its  affiliates, or other  persons  who provide  certain services  to the Funds (each a “Service Provider”), a  services fee,  within the meaning  of  FINRA  Rules  under  the Plan at an aggregate fee  in an amount  not  to exceed on an annual  basis  0.25%  for  Class  A, Class C and Class R (collectively referred  to herein  as  “Shares”)  of  the  average  daily net asset  value  of  the respective  class  of Shares  of  such  Fund (the  “Services  Fees”)  as  compensation  for  providing service  activities  pursuant  to  an agreement  with  each Service Provider.

The  Fund  may  pay  a  Service  Fee  to  the  Service  Provider  at  a  lesser  rate  than  the  fees  described above. The Service  Fees  will  be computed daily  and payable quarterly  by  the Funds.

Section  2.  Approval  of  Trustees.  The  Plan  shall  not  take  effect  until  it  has  been approved,  together with  any  related  agreements,  by votes  of  the  majority of both (a)  the  Trustees  of  the  Trust,  and  (b)  the Independent  Trustees  of  the  Trust, cast  in person  at  a  meeting called  for  the  purpose  of  voting on the  Plan or such agreement.

Section 3. Term.  The Plan  shall  continue  in effect  for  a period beyond one year  from  the date hereof  only  so long  as  such  continuance  is specifically  approved at  least  annually  in the manner  provided for  approval  of  the Plan  in  Section 2.

Section  4.  Termination.  The  Plan  may be terminated as to  a  particular  Class  of Shares  or  as to  all Classes  of  Shares  at  any time,  without  any penalty,  by a vote  of  the  majority of the Trustees  on  60  days’ notice.

Section 5. Agreements. All  agreements with any person relating  to implementation of the Plan shall be in writing, and any  agreements related to the Plan shall  provide:

(a)  That  such agreement  may be terminated at any time,  without  payment  of  any penalty,  by vote  of  a majority of the  Independent  Trustees  on not more  than  60 days’  written  notice  to  any other  party to the agreement;  and

(b)  That  such  agreement  shall  terminate  automatically  in the event  of  its assignment.

Section  7.  Amendments. The  Plan  may  not  be  amended  to increase  materially the  amount  of  the Plan  Fee  permitted  pursuant  to Section  1  hereof,  and  no  material  amendments  to  the  Plan  shall  be  made, unless approved in the manner  provided  for  approval  of  the Plan in  Section 2.

Section  8.  Meanings  of  Certain  Terms.  As  used  in  the  Plan,  (a)  the  term “Independent  Trustees” shall  mean  those Trustees of the Trust  who  are  not interested  persons  of the Trust,  and  have  no  direct  or indirect  financial  interest  in  the  operation  of  the  Plan  or  any  agreements  related  to  it,  and  (b)  the  terms “assignment”  and “interested  person”  shall  have the respective  meanings  specified in the  Investment Company  Act  of  1940,  as  amended,  and  the  rules  and  regulations  thereunder,  subject  to  such  exemptions as may  be granted by the Securities  and Exchange Commission.

Approved:  November  14, 2005

Amended:  June  22, 2012

Amended:  September  21, 2012

Amended:  December  14, 2012

Amended:  June  14, 2013

Amended: March 21, 2014

APPENDIX A

to the

Shareholder Servicing  Plan

Class  A  Shares, Class C Shares  and Class R Shares

Funds Covered Under  this  Plan are  as  follows:

Fund Name

American Independence Stock  Fund, Class A, Class  C, Class R

American Independence  Risk  Managed Allocation Fund, Class A, Class  C

American Independence International  Alpha Strategies  Fund, Class  A, Class R

American Independence  Kansas  Tax-Exempt  Bond Fund, Class  A, Class C

American Independence  Boyd Watterson Short-Term Enhanced Bond Fund, Class  A

American Independence Boyd Watterson Core Plus Fund, Class  A

American Independence U.S. Inflation-Indexed Fund, Class A, Class C, Class R

          American Independence Long-Short Fund, Class A, Class C

        American Independence Emerging Markets Fund, Class A, Class C

        American Independence Small Cap Value Fund, Class A, Class C

Amended:  March 21, 2014